Exhibit 10-Z


                        EXECUTIVE HEALTHCARE PLAN

Eligible Executives who are retiring, from Ace (and their family members), will be provided the same health/dental care/prescription drug benefits that active employees are provided by Ace. The assumption is that all eligible Executives would be covered by the indemnity program however, in those instances where they qualify they would be eligible to enroll in a HMO.

Guidelines:  benefit to be offered only to Officers who are retiring from Ace.

  Must be age 55 or older and have a minimum of 10 or more years of service at the time of retirement.

  Executive must be in good standing at the time of retirement and each Executive will require board approval to be eligible for this benefit.

  The Executive will co-pay the premium for family or single coverage at the same dollar amount as active employees are charged for the healthcare premium. This amount would be subject to annual review at the same time and at the same change amount implemented for active employees.

  Any Executive who upon leaving Ace to take a full-time position with another organization, become a full-time consultant or take a temporary position with another non-Ace organization is not eligible for the retirement benefit. Nor is anyone eligible, at a later date, to re-apply to Ace to become eligible for the healthcare benefit.

  If the retired employee reaches age 65 or becomes eligible for Medicare/Medicaid or if the Executive should die, coverage will continue for the spouse through age 65 or until remarriage, employment or failure to pay the premium. If spousal coverage is terminated, then employee's spouse shall be offered the opportunity to elect COBRA.

  Premiums, if employee elects coverage, shall be payable in advance on an annual basis no later than January 31, of the calendar year for which the coverage is elected.

  Currently, nationwide, all non-union employees are eligible to participate in our retirement medical subsidy plan. This provides $33 per month to offset approved healthcare insurance expenditures by the retiree. All Executives who qualify for this healthcare program would be eligible for the retiree medical subsidy.


 Per request of Ace counsel, all changes made via substitution pages. As such, first draft of lease re-named zace.lse and then duplicated to create second version of ace.lse.